PROLER INTERNATIONAL ADOPTS HOLDING COMPANY STRUCTURE

 Houston, Texas (February 29, 1996) - Proler International Corp. (NYSE:PS) today announced that it has completed the separation of its three lines of business into wholly owned corporate subsidiaries under a new holding company structure.

     Commenting on the announcement, Steven F. Gilliland, president and chief executive officer, said, "The holding company structure enhances the Company's flexibility in strategic planning and in the management, operation and financing of our various businesses. Now we have three lines of business that will allow us to grow internally and by acquisition or, if we believe it's in our shareholders' best interests, we can sell or take these businesses public as separate companies. This structure also better matches the strategy we have been implementing the past several years. Proler is completing its plan to sell nonessential assets; has repaid all its bank debt not associated with scrap inventory; has completed a $10 million computer trim board recycling plant in Coolidge, Arizona; and has recently signed an agreement with TRW Inc. to complete the final vitrification component of Proler's $5 million gasification demonstration plant in Houston, Texas."

     Stockholders do not have to take any action in connection with the change in corporate structure. Outstanding shares of common stock were automatically exchanged on a share-for-share basis into shares in the new holding company. The new shares have identical rights and terms as the old shares and will continue to be traded on the New York Stock Exchange under the symbol "PS."

      Proler International Corp. is an environmental services, technology and industrial energy company primarily involved in recovering, recycling and processing metals and industrial wastes for use worldwide. Through 18 operating locations, owned either directly or through joint operations, Proler provides high-quality raw materials, recycling and energy services to industrial customers.
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